UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective on June 1, 2009, PAETEC Holding Corp. (the “Company”), as Borrower, the lenders parties thereto and Deutsche Bank Trust Company Americas, as Administrative Agent, entered into a Second Amendment and Waiver to Credit Agreement (the “Amendment”), which amends the Credit Agreement, dated as of February 28, 2007 and amended as of June 27, 2007 (the “Credit Agreement”), among the Company, as Borrower, the lenders parties thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the other agents parties thereto. Pursuant to the Credit Agreement, the Company has obtained term loan facilities (collectively, the “Term Loan Facility”) under which term loans in an aggregate principal amount of $572.6 million were outstanding as of the date of this report.

Pursuant to the Amendment, the lenders have agreed to permit the Company, at its option and subject to specified conditions, voluntarily to prepay term loans outstanding under the Term Loan Facility at any time and from time to time during a period beginning on the effective date of the Amendment and ending 18 months after such effective date. The total cash payments to be made by the Company in connection with such voluntary prepayments may not exceed $100 million, excluding amounts applied to the payment of accrued and unpaid interest and fees. The Company must make any such voluntary prepayments in accordance with specified procedures at a discount to the par value of the principal amount of the prepaid term loans. To make voluntary prepayments under the Amendment, the Company must satisfy specified liquidity requirements, maintain minimum specified corporate or corporate family ratings by designated rating agencies, and satisfy other conditions contained in the Amendment.

The Amendment also modifies some of the restrictive covenants in the Credit Agreement primarily to permit the Company to issue senior secured notes and to allow the Company and its subsidiaries to incur indebtedness and related obligations under such notes if specified conditions are satisfied.

The Company paid customary amendment fees and other fees in connection with the Amendment.

The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy which is filed as exhibit 10.1 to this report and incorporated by reference in this Item 1.01.

Item 8.01	Other Events.

On June 4, 2009, Edward J. Butler, Jr., the Company’s Executive Vice President and Chief Operating Officer, entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. Rule 10b5-1(c) permits stockholders to adopt written pre-arranged stock trading plans subject to specified restrictions. Under the plans, the stockholders can spread stock trades out over an extended period of time to minimize the market effect, can gradually diversify their investment portfolios and can avoid concerns about the timing of transactions. The sales plan entered into by Mr. Butler provides for his sale of up to 1,274,980 shares of the Company’s common stock, including 233,680 shares issuable upon the exercise of options, from time to time from June 8, 2009 through March 31, 2011. Any sales will be made based on share amounts and other conditions specified in the plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The Company herewith files the following exhibit:

Exhibit Number	Description
10.1	Second Amendment and Waiver to Credit Agreement, dated as of May 29, 2009, among PAETEC Holding Corp., as Borrower, the lenders parties thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the other agents parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: June 4, 2009	/s/ Keith M. Wilson
Keith M. Wilson
Executive Vice President and Chief Financial Officer (Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Second Amendment and Waiver to Credit Agreement, dated as of May 29, 2009, among PAETEC Holding Corp., as Borrower, the lenders parties thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the other agents parties thereto.

5